Exhibit 99.1

NAPCO Reports Results for Fiscal 2010

Management to Host Conference Call Today at 11AM ET

AMITYVILLE, N.Y.--(BUSINESS WIRE)--September 28, 2010--NAPCO Security Technologies, Inc., (NASDAQ: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2010.

Highlights:

  Net sales for the fourth quarter increased 9% to $20,636,000, from $18,979,000 a year ago and increased 29% over the net sales for last quarter (three months ended March 31, 2010) of $16,015,000.
  Adjusted EBITDA* for the three months ended June 30, 2010 was $127,000 as compared to $27,000 for the same period a year ago and was $434,000 for the year ended June 30, 2010 as compared to ($162,000) a year ago (see table attached).
  Net income for the fourth quarter was ($1,892,000) or ($0.10) per fully diluted share, a 79% increase over the net income of ($9,224,000) or ($0.47) for the same period a year ago. Net income for the year ended June 30, 2010 was ($6,500,000) or ($0.34) per fully diluted share, a 51% increase over the net income of ($13,382,000) or ($0.70) for the same period a year ago. Net income reflects goodwill impairment charges of $923,000 and $9,686,000 for fiscal 2010 and 2009, respectively. Per share results are based on 19,096,000 fully diluted weighted average shares for the three months and years ended June 30, 2010 and 2009.
  Cash generated from operating activities was approximately $5.3 million for the year and $0.6 million for the quarter ended June 30, 2010.
  Debt, net of cash, was reduced by $11.6 million from $35.9 million to $24.3 million since acquiring Marks USA in August of 2008. $0.6 million of this reduction occurred in the fourth quarter of fiscal 2010.
  Inventory reduction in the year ended June 30, 2010 was approximately $4.8 million as a result of aggressive utilization of existing inventories as previously reported. $2.0 million of this reduction occurred in the fourth quarter of fiscal 2010.

Net sales for the year ended June 30, 2010 were $67,757,000, a decrease of 3% compared to $69,565,000 reported for fiscal 2009.

Gross Profit for the year ended June 30, 2010 was $14,522,000, a decrease of 4% compared to $15,096,000 for the prior year. Gross profit in fiscal 2010 was impacted by the lower sales levels as well as a charge to inventory reserve of $394,000 while Gross profit in fiscal 2009 reflected Restructuring costs of $1,110,000 relating to the consolidation of its European and Middle Eastern warehousing operations into NAPCO’s headquarters in New York. In August 2009, the Company also completed the move of all of the operations of the Marks subsidiary, acquired in August 2008, into its headquarters and its production facility in the Dominican Republic. The Company began these initiatives in the quarter ended March 31, 2009 and completed the majority of these by August 2009 with the remainder to be completed by December 31, 2010. The Company also recorded an impairment charge to Goodwill of $923,000 in fiscal 2010 and $9,686,000 in fiscal 2009 relating to acquisitions made in 2008, 2000 and 1985.

Operating income for the year ended June 30, 2010, which reflects the items discussed above, was $(5,211,000) an increase of $9,706,000 or 65% from $(14,917,000) for the year ended June 30, 2009.

The Company is currently not in compliance with certain provisions of its existing credit facilities dated August 2008 and as amended thereafter. The Company believes it is close to finalizing its discussions with its primary banks regarding a restructuring of these current credit facilities which would better reflect the prolonged worldwide economic recession and its impact on the Company. If completed, the restructured credit facilities would provide for an accelerated payment and financial covenants which are more realistic to the Company’s current business. The termination dates of the agreements would remain unchanged. While there can be no assurance that this restructuring will be concluded, the Company feels that the negotiations with its lenders have progressed almost to conclusion and that the completion of this restructuring is more likely than not.

Richard Soloway, Chairman and President, stated, “Fiscal 2010 saw the continuation of the poor economic conditions that began to impact us back in fiscal 2009. At that time we instituted several cost saving measures, including the consolidation of our newly acquired Marks subsidiary into NAPCO’S facilities. While we believe these conditions have bottomed out, the uncertainty and lingering nature of the recession has prompted us to begin further measures at reducing expenses while still delivering a comprehensive line of exciting, dealer-friendly and reliable new and existing products.

“Particularly, our new NAPCO Commercial™ platform, which gives our Company a powerful presence in the high gross margin, billion dollar, commercial fire/ life safety sector of the industry. It opens up a whole new avenue of business for NAPCO into schools, factories, office buildings, hospitals, retail centers and much more.” The product, which introduces several innovations to the segment, provides 8 to 255 point addressable or conventional, wired or wireless, commercial fire, intrusion, or combination fire/intrusion control panels.

“Additionally, NAPCO has launched a wireless version of its popular iSee Video™ product line. iSee Video provides both NAPCO and its alarm dealer partners with an incremental, service-driven income stream. Recurring revenue generating products are becoming a larger part of the strategic planning for the Company’s product portfolio. The iSee Video product line allows homeowners and businesses to remotely view live video or stored video clips of activity in their homes or businesses, from any computer or web-enabled cell phone, anywhere in the world. The new wireless line will make installation easier and faster, enabling dealers to put in more systems and NAPCO to add more recurring revenue subscribers to our already substantial customer base.”

Mr. Soloway concluded, “We are excited at the onset of the new fiscal year. With the completion of the Marks consolidation in fiscal 2010, we can now focus on further streamlining the marketing, sales and manufacturing of the combined operations. We believe this, combined with our large network of security dealers who install our extensive and technologically advanced line of products, puts us in a strong position as economic conditions improve and market demand increases. We will emerge from the global economic crisis as a stronger company and we look forward to better days to come.”

The NAPCO Security Technologies, Inc. annual meeting is set for December 7, 2010, with a record date of October 29, 2010.

NAPCO will host a conference call for the investment community today, 09/28/2010, at 11:00 AM ET. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5-10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 3:00 PM ET on September 28, 2010 and ending on October 12, 2010. For the replay, please dial (877) 660-6853 (replay account # 332, replay conference # 357666). The access number for the replay for international callers is (201) 612-7415 (replay account # 332, replay conference # 357666).

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended June 30, 2010 and 2009 (In Thousands, Except Share and Per Share Data)

	2010	2009
Net sales	$67,757	$69,565
Cost of sales	53,235	53,359
Restructuring costs	-	1,110
Gross Profit	14,522	15,096
Selling, general, and administrative expenses	18,810	20,163
Impairment of goodwill	923	9,686
Restructuring costs	-	164
Operating (Loss)	(5,211)	(14,917)
Other expense:
Interest expense, net	(2,366)	(1,637)
Other, net	(7)	(127)
	(2,373)	(1,764)
(Loss) before Benefit for Income Taxes	(7,584)	(16,681)
Benefit for income taxes	(1,084)	(3,299)
Net (Loss)	$(6,500)	$(13,382)

(Loss) per share:
Basic	$(0.34)	$(0.70)
Diluted	$(0.34)	$(0.70)

Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000
Diluted	19,096,000	19,096,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Three Months Ended June 30, 2010 and 2009 (In Thousands, Except Share and Per Share Data)

	2010	2009

Net sales	$20,636	$18,979
Cost of sales	17,596	15,507
Gross Profit	3,040	3,472
Selling, general, and administrative expenses	4,737	5,021
Impairment of goodwill	--	9,686
Restructuring costs	--	19
Operating (Loss)	(1,697)	(11,254)
Other expense:
Interest expense, net	(607)	(467)
Other, net	--	(228)
	(607)	(695)
(Loss) before Benefit for Income Taxes	(2,304)	(11,949)
Benefit for income taxes	(412)	(2,725)
Net (Loss)	$(1,892)	$(9,224)

(Loss) per share:
Basic	$(0.10)	$(0.47)
Diluted	$(0.10)	$(0.47)

Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000
Diluted	19,096,000	19,096,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES NON-GAAP MEASURES OF PERFORMANCE* (unaudited) (In thousands)

	3 months ended June 30,		12 months ended June 30,
	2010	2009	2010	2009
Net (loss) (GAAP)	$(1,892)	$(9,224)	$(6,500)	$(13,382)
Add back (benefit) for income taxes	(412)	(2,725)	(1,084)	(3,299)
Add back interest and other expense	607	695	2,373	1,764
Operating (Loss) (GAAP)	(1,697)	(11,254)	(5,211)	(14,917)
Adjustments for non-GAAP measures of
performance:
Add back amortization of acquisition-
related intangibles	334	894	1,339	1,231
Add back stock-based compensation
expense	42	69	227	349
Add back costs relating to Marks
acquisition and consolidation	350	93	588	194
Add back bad debt reserves and write-offs
associated with closure of Middle East
operation	303	-	498	-
Add back impairment of goodwill	-	9,686	923	9,686
Add back costs associated with waivers and
amendments to credit facilities	58	113	357	364
Add back restructuring charges	-	19	-	1,274
Add back change to inventory reserve	394	14	394	14
Add back write-off of minority interest	-	-	-	147
Adjusted non-GAAP operating income	(216)	(366)	(885)	(1,658)
Add back depreciation	343	393	1,319	1,496
Adjusted EBITDA (earnings before interest,
taxes, depreciation and amortization)	$127	$27	$434	$(162)

* Non-GAAP Information

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted

EBITDA. We define EBITDA as GAAP net income (loss) plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles,

restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
NAPCO Security Technologies, Inc.
Richard L. Soloway, CEO
or
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
or
Diana Bittner (Media)
212-370-4500; fax: 212-370-4505
don@wolfeaxelrod.com